EXHIBIT 12

                              WISCONSIN BELL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                   Nine Months Ended
                                                     September 30
                                                   ---------------
                                                  1998         1997
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  278.9      $  280.9

     b) Portion of rental expense
         representative of the
         interest factor (1).................       2.9           3.1
                                               --------      --------
     Total 1(a) and 1(b).....................  $  281.8      $  284.0
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   22.5      $   22.5

     b) Capitalized interest.................       0.5           0.5

     c) Portion of rental expense
         representative of the
         interest factor (1).................       2.9           3.1
                                               --------      --------
     Total 2(a) through 2(c).................  $   25.9      $   26.1
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     10.88         10.88
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.